Exhibit 23.2

The accompanying consolidated financial statements give effect to a 10,098.5 for one split of the outstanding common stock of Morton’s Holding Company, Inc., which is anticipated to be effective prior to the consummation of this offering. The following is the form of consent which will be signed by KPMG LLP upon the consummation of the split, which is described in Note 2(a) to the consolidated financial statements, and assuming that, from September 2, 2005 to the date of such split, no other events have occurred that would affect the accompanying consolidated financial statements and notes thereto.

/s/ KPMG LLP

Melville, New York

February 1, 2006

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Morton’s Holding Company, Inc.:

We consent to the use of our report dated September 2, 2005, with respect to the consolidated balance sheet of Morton’s Holding Company, Inc. and subsidiary as of January 2, 2005 and the related consolidated statement of operations, stockholder’s equity, and cash flows for the year ended January 2, 2005, included herein and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus.